[UBS LOGO]                                        Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated November 28, 2006

UBS AG Return Optimization Securities
Linked to the S&P 500(R) Index
OPPORTUNITY FOR OPTIMIZED RETURN IN A MODERATE RETURN ENVIRONMENT

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INDICATIVE TERMS
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Issuer                  UBS AG (Jersey Branch)
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Issue Price             $10 per Security
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Underlying Index        S&P 500 Index
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Term                    14-months
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Payment on              Investors will receive a cash payment at
Maturity Date           maturity that is based on the Index Return:

                        IF THE INDEX RETURN IS POSITIVE, INVESTORS WILL
                        RECEIVE TRIPLE THE INDEX RETURN, UP TO A MAXIMUM GAIN ON THE SECURITIES OF BETWEEN 11.75% AND 12.75%, TO BE DETERMINED ON THE TRADE DATE.

                        IF THE INDEX RETURN IS NEGATIVE, INVESTORS ARE EXPOSED TO THE FULL DECLINE IN THE INDEX AND WILL LOSE SOME OR ALL OF THEIR PRINCIPAL AMOUNT.
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Index Return            Index Ending Level - Index Starting Level
                        -----------------------------------------
                                  Index Starting Level
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Index Starting Level    The closing level of the Index on the Trade Date
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Index Ending Level      The closing level of the Index on the Final
                        Valuation Date
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Trade Date              December 21, 2006
(expected)*
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Settlement Date         December 29, 2006
(expected)*
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Final Valuation         February 22, 2008
Date (expected)*
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Maturity Date           February 29, 2008
(expected)*
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PRODUCT DESCRIPTION
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Return Optimization Securities ("ROS") linked to the S&P 500 Index perform best in a moderate-return environment. Provided that there is a positive S&P 500 return at maturity, ROS will provide the investor an opportunity to outperform the Index by a measure of 3 to 1, up to a pre-determined maximum gain. If the Index declines, the loss on the ROS will be equal to the percentage decline in the Index.


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BENEFITS
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o    Strategically targets moderate-return market environments

o 3x leverage feature provides enhanced participation in upside appreciation (up to the maximum gain), while maintaining 1 to 1 downside exposure

o    Diversifies the equity portion of a portfolio through broad index exposure

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: 3x POSITIVE INDEX RETURN TO A 12% MAXIMUM GAIN; 1x NEGATIVE INDEX
RETURN

                             INDEX                                   SECURITIES
                             RETURN                                    RETURN
                            --------  ----------------------------  ------------
                               20%                                       12%
                               10%      3x INDEX RETURN TO CAP  >        12%
                                4%                                       12%
                            --------  ----------------------------  ------------
                            --------  ----------------------------  ------------
                                3%                                        9%
[GRAPHIC OMITTED]               2%         3x INDEX RETURN      >         6%
                                1%                                        3%
                            --------  ----------------------------  ------------
                            --------  ----------------------------  ------------
                                0%                                        0%
                            --------  ----------------------------  ------------
                            --------  ----------------------------  ------------
                               -5%                                       -5%
                              -10%         1x INDEX DOWNSIDE    >       -10%
                              -20%                                      -20%
                            --------  ----------------------------  ------------

This offering summary represents a summary of the terms and conditions of the Securities. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated November 28, 2006.

We are using this issuer free writing prospectus and the attached preliminary prospectus to solicit from you an offer to purchase the Securities. You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you of any material changes to the terms of the Securities.

*In the event that we make any change to the expected trade date and settlement date, the final valuation date and the maturity date will be changed to ensure that the stated term of the Securities remains the same.

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated November 28, 2006

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INDEX DESCRIPTION
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THE STANDARD AND POOR'S 500 INDEX

The S&P 500 Index is published by Standard & Poor's, and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.




HISTORICAL PERFORMANCE OF THE INDEX IS NOT INDICATIVE OF FUTURE RESULTS.

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HISTORICAL PERFORMANCE OF THE S&P 500 INDEX
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The graph below illustrates the performance of the index from 1/29/88 to
11/24/06


                               [GRAPHIC OMITTED]


SOURCE BLOOMBERG L.P.

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INVESTOR SUITABILITY AND KEY RISKS
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THE SECURITIES MAY BE SUITABLE FOR YOU IF:

o You believe that the Index will appreciate over the term of the Securities and that such appreciation is unlikely to exceed between 11.75% and 12.75% (to be determined on the trade date), the maximum gain on the Securities at maturity.

o    You are willing to hold the Securities to maturity.

o You are willing to make an investment that is exposed to the full downside performance risk of the Index.

o You seek an investment with a return linked to the performance of the Index.

o    You do not seek current income from this investment.

THE SECURITIES MAY NOT BE SUITABLE FOR YOU IF:

o    You seek current income from your investment.

o You seek an investment that is exposed to the full upside performance of the Index (which may be in excess of the maximum gain) or you are unwilling to make an investment that is exposed to the full downside performance risk of the Index.

o You believe that the Index is not likely to appreciate over the term of the Securities, or you believe that the Index will appreciate over the term of the Securities and that such appreciation will be in an amount greater than between 11.75% and 12.75% (to be determined on the trade date), the maximum gain on the Securities at maturity.

o    You seek an investment for which there will be an active secondary market.

o    You are unable or unwilling to hold the Securities to maturity

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

KEY RISKS:

o You may lose some or all of your principal--the Securities are fully exposed to any decline in the level of the Index (as measured by the Index Return)

o You can only earn the maximum gain on the Securities if you hold your Securities to maturity

o Your appreciation potential is limited by the maximum gain on the Securities at maturity

o    You will not receive any interest or dividend payments

o The Securities will not be listed, and there will not be an active secondary trading market for the Securities

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATED TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE SECURITIES.

THE RETURNS ON UBS STRUCTURED SECURITIES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED SECURITY IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE 1-800-657-9836.